Exhibit 10.13

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

PARSLEY ENERGY EMPLOYEE HOLDINGS, LLC

February 13, 2014

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

PARSLEY ENERGY EMPLOYEE HOLDINGS, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Parsley Energy Employee Holdings, LLC, a Delaware limited liability company (the “Company”), dated effective as of February 13, 2014 (the “Effective Date”), is adopted and agreed to by the Members and the Manager of the Company.

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act by the filing of a certificate of formation with the Secretary of State of the State of Delaware on June 4, 2013, and the Limited Liability Company Agreement of the Company was adopted June 11, 2013 (the “Current LLC Agreement”);

WHEREAS, in accordance with Section 11.2 of the Current LLC Agreement, the Current LLC Agreement may be amended by an instrument in writing that has been duly approved by the Manager (as defined therein) and a Majority Interest (as defined therein); and

WHEREAS, Bryan Sheffield, as the sole Manager of the Company, and Members of the Company holding over 50% of the membership interests in the Company, as identified on the signature pages to this Agreement, deem it advisable and in the best interest of the Company that the Current LLC Agreement be amended and restated in its entirety in order to consolidate and simplify the Company’s books and records and to facilitate more efficient administration and governance.

NOW, THEREFORE, BE IT RESOLVED, in consideration of the premises and the covenants and provisions herein contained, the Current LLC Agreement is hereby amended and restated in its entirety, and the Company and the Members agree as follows:

ARTICLE I FORMATION OF COMPANY

Section 1.1. Formation. Subject to the provisions of this Agreement, the parties do hereby desire to establish this Agreement to govern the Company as a limited liability company under the provisions of the Delaware Limited Liability Company Act, DEL. CODE ANN. TIT. 6 §§ 18-101 (2010) et seq., as amended from time to time, and any successor statute or statutes (the “Act”). The Company was formed upon the execution and filing by the organizer (such Person being hereby authorized to take such action) with the Secretary of State of the State of Delaware of a Certificate of Formation of the Company effective on June 6, 2013.

Section 1.2. Name. The name of the Company shall be Parsley Energy Employee Holdings, LLC. Subject to all applicable laws, the business of the Company shall be conducted in the name of the Company unless under the law of some jurisdiction in which the Company does business such business must be conducted under another name or unless the Manager determines that it is advisable to conduct Company business under another name. In such a case, the business of the Company in such jurisdiction or in connection with such determination may be conducted under such other name or names as the Manager shall determine to be necessary. The Manager shall cause to be filed on behalf of the Company such assumed or fictitious name certificate or certificates or similar instruments as may from time to time be required by law.

Section 1.3. Purpose. The Company is organized for the special purposes of (i) holding incentive units of, and being a member of, Parsley Energy, LLC, a Delaware limited liability company, or its successor (“NewCo”) and (ii) engaging in any other activity that now or hereafter may be necessary, incidental, proper, advisable or convenient in furtherance of or otherwise relating to the foregoing purpose as determined by the Manager in his discretion. The Company will have all powers permitted to be exercised by a limited liability company organized in the State of Delaware.

Section 1.4. Places of Business; Registered Agent; Names and Addresses of Members.

(a)	The address of the principal United States office and place of business of the Company and its street address shall be 500 West Texas Ave., Suite 200, Midland, Texas 79701. The Manager, at any time and from time to time, may change the location of the Company’s principal place of business upon giving prior written notice of such change to the Members and may establish such additional place or places of business of the Company as the Manager shall determine to be necessary or desirable.

(b)	The registered office of the Company in the State of Delaware shall be and it hereby is, established and maintained at 1220 North Market St., Suite 806. Wilmington, DE 19801, and the registered agent for service of process on the Company shall be Registered Agents Legal Services, LLC, whose business address is the same as the Company’s registered office in Delaware. The Manager, at any time and from time to time, may change the Company’s registered office or registered agent or both by complying with the applicable provisions of the Act, and may establish, appoint and change additional registered offices and registered agents of the Company in such other states as the Manager shall determine to be necessary or advisable.

(c)	The mailing address and street address of each of the Members shall be the same as for the Company, unless another address for such Member is set forth in the Company’s Books and Records.

Section 1.5. Term. The Company shall continue until terminated in accordance with Section 8.1.

Section 1.6. Filings. Upon the request of the Manager, the Members shall promptly execute and deliver all such certificates and other instruments conforming hereto as shall be necessary for the Manager to accomplish all filing, recording, publishing and other acts appropriate to comply with all requirements for the formation and operation of a limited liability company under the laws of the State of Delaware and for the qualification and operation of a limited liability company in all other jurisdictions where the Company shall propose to conduct business. Prior to conducting business in any jurisdiction, the Manager shall use its reasonable good faith efforts to cause the Company to comply with all requirements for the qualification of the Company to conduct business as a limited liability company in such jurisdiction.

Section 1.7. Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold its property in its own name or in the name of a nominee which may be the Manager or any of its Affiliates or any trustee or agent designated by it.

Section 1.8. No Payments of Individual Obligations. The Members shall use the Company’s credit and assets solely for the benefit of the Company. No asset of the Company shall be Transferred for or in payment of any individual obligation of any Member.

ARTICLE II

DEFINITIONS AND REFERENCES

Section 2.1. Defined Terms. When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Act” shall have the meaning assigned to such term in Section 1.1.

“Adjusted Capital Account” shall mean the Capital Account maintained for each Member as provided in Section 7.1(b) as of the end of each Fiscal Period, (a) increased by (i) the amount of any unpaid Capital Contributions agreed to be contributed by such Member under Section 3.1 if any, and (ii) an amount equal to such Member’s allocable share of Minimum Gain as computed on the last day of such Fiscal Period in accordance with the applicable Treasury Regulations, and (b) reduced by the adjustments provided for in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4)-(6).

“Adjusted Property” shall mean any property the Carrying Value of which has been adjusted pursuant to Section 7.1(b)(vi) or any property that has a Carrying Value different than the adjusted tax basis at the time of a Capital Contribution by a Member.

“Affiliate” (whether or not capitalized) shall mean, with respect to any Person: (a) any other Person directly or indirectly owning, controlling or holding power to vote 10% or more of the outstanding voting securities of such Person, (b) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, (c) any other Person directly or indirectly controlling, controlled by or under common control with such Person, and (d) any officer, director, member, partner or immediate family member of such Person or any other Person described in subsection (a), (b) or (c) of this paragraph.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph.

“Available Cash” shall mean the net proceeds from cash distributions to the Company with respect to the Company’s interest in NewCo; provided, however, that the Manager may establish reasonable reserves for administrative expenses.

“Benchmark Value Payout” shall have the meaning assigned to such term in Section 3.4(b)(iv).

“Benchmark Value Re-grant Payout” shall have the meaning assigned to such term in Section 3.4(c)(i).

“Books and Records” shall mean the books and records of the Company, which shall include a schedule of the (a) name and address, (b) number of Incentive Units held and (c) total capital contributions made for each Member of the Company.

“Manager” shall have the meaning assigned to such term in Section 5.1.

“Capital Account” shall have the meaning assigned to such term in Section 7.1(b).

“Capital Contributions” shall mean for any Member at the particular time in question the aggregate of the dollar amounts of any cash, or the fair market value of any property, contributed to the capital of the Company, or, if the context in which such term is used so indicates, the dollar amounts of cash or the fair market value of any property agreed to be contributed, or requested to be contributed, by such Member to the capital of the Company.

“Carrying Value” shall mean with respect to any asset, the value of such asset as reflected in the Capital Accounts of the Members. The Carrying Value of any asset shall be such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)	The initial Carrying Value of any asset contributed by a Member to the Company will be the fair market value of the asset on the date of the contribution, as determined by the Manager;

(b)

The Carrying Value of all Company assets shall be adjusted to equal their respective fair market values, as determined by the Manager, upon (i) the acquisition of an additional Company Interest by any new or existing Member in exchange for a Capital Contribution that is not de minimis; (ii) the distribution by the Company to a Member of Company property that is not de minimis as consideration for a Company Interest; (iii) the grant of a Company Interest that is not de minimis consideration for the performance of services to or for the benefit of the Company by any new or existing Member; (iv) the liquidation of the Company as provided in Section 8.2; (v) the acquisition of a Company Interest by any new or existing Member upon the exercise of a noncompensatory warrant or the making of any Capital Contribution in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); or (vi) any other event to the extent determined by the Manager to be necessary to properly reflect Carrying Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q), provided that any adjustments to the Capital Accounts of the Members shall be made as provided in Section 7.1(b)(vi). If any noncompensatory warrants (or similar interests) are outstanding upon the occurrence of an event described in clauses (i) through (vi) above, the Company shall adjust the Carrying Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)	The Carrying Value of any Company asset distributed to any Member shall be adjusted to equal the fair market value of such asset on the date of distribution, as determined by the Manager;

(d)	The Carrying Value of an asset shall be adjusted by Depreciation and Simulated Depletion taken into account with respect to such asset for purposes of computing Net Profits, Net Losses and other items allocated pursuant to Section 7.1(b)(v); and

(e)	The Carrying Value of Company assets shall be adjusted at such other times as required in the applicable Treasury Regulations.

“Company” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Company Interest” means the limited liability company interest of a Member in the Company at any particular time.

“Company Nonrecourse Liabilities” shall mean nonrecourse liabilities (or portions thereof) of the Company for which no Member bears the economic risk of loss in accordance with applicable Treasury Regulations.

“Confidential Information” shall mean, without limitation, all proprietary and confidential information of the Company or NewCo, including business opportunities of the Company or NewCo, intellectual property, and any other information heretofore or hereafter acquired, developed or used by the Company or NewCo relating to its business, including any confidential information contained in any lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, seismic records, electric logs, core data, pressure data, production records, geological and geophysical reports and related data, memoranda, notes, records, drawings, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents relating to the business of the Company or NewCo, developed by, or originated by any third party and brought to the attention of, the Company or NewCo.

“Conversion” shall have the meaning assigned to such term in Section 9.1(b).

“DGC” shall have the meaning assigned to such term in Section 11.11.

“Depreciation” shall mean for each Fiscal Period or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction (other than Simulated Depletion) allowable with respect to an asset for such year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis (unless the adjusted tax basis is equal to zero, in which event Depreciation shall be determined under any reasonable method selected by the Manager).

“Dispute” shall have the meaning assigned to such term in Section 11.9.

“Distributable Property” means the net cash proceeds and/or in-kind consideration received by the Company with respect to the Company’s interest in NewCo.

“Effective Date” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Employee” shall mean an individual who is employed by NewCo or any of its subsidiaries or other Affiliates. In the event any provision of this Agreement refers to the termination or resignation of an Employee, such resignation or termination shall apply to the entity that is the employer of such Employee.

“Excluded Transfer” shall mean any Transfer occurring by operation of law upon the death or mental incapacity of a Member who is an individual.

“Fiscal Period” shall mean each period (i) beginning, for the first Fiscal Period, on the date of formation of the Company, or for each succeeding Fiscal Period on the day after the last day of the immediately preceding Fiscal Period and (ii) ending on the earliest to occur of the last day of the calendar year and the day on which the Carrying Value of all Company assets are adjusted pursuant to clause (b) of the definition of Carrying Value.

“Fundamental Change” shall mean the occurrence of any of the following events:

(a)

any of the following transactions occurs: (i) the Company merges, consolidates, amalgamates or reconstitutes with or into, or enters into any similar transaction with, any Person, (ii) all of the issued and outstanding Company Interests are sold or exchanged by the holders thereof in a single transaction, or a series of related transactions, to any Person, (iii) the Company sells, leases, licenses or exchanges or agrees to sell, lease, license or exchange all or substantially all of its assets to a Person, (iv) any liquidation, winding-up or dissolution of the Company, (v) the institution of proceedings against the Company to be adjudicated a bankrupt or insolvent entity or similar proceedings, or the consent to the institution of bankruptcy, insolvency or similar proceedings against the Company or the filing of a petition or consent to a petition seeking reorganization or relief under any applicable law relating to the bankruptcy or similar proceedings, or the consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official, or an assignment by the Company for the benefit of creditors, or, except as may be required by applicable law, the admission in writing by the Company of inability to pay debts generally as they become due, or any corporate action in furtherance of any such action, or (vi) any voluntary withdrawal as a general partner or relinquishment of rights as a controlling equity-holder of any subsidiary; provided, in the case of any such transaction described in the immediately preceding clauses (i) – (iii), the Persons who served as the Managers immediately before consummation of such transaction cease to constitute at least a majority of the Managers (in the case of a sale of equity interests) or the members of the board or analogous managing body of the surviving or acquiring entity (in the case of an asset Transfer, conversion, merger, consolidation or similar transaction), immediately following completion of such transaction; or

(b)	any single Person or group of related Persons purchases or otherwise acquires the right to vote or dispose of the securities of the Company representing 50% or more of the total voting power of all the then outstanding voting securities of the Company, unless such purchase or acquisition has been approved by the Manager; provided that no Capital Contribution(s) made by NewCo shall cause a Fundamental Change.

“Hypothetical Liquidation” shall have the meaning assigned to such term in Section 3.4(a).

“Incentive Unit” shall mean a Unit issued as a Tier I Incentive Unit, Tier II Incentive Unit, Tier III Incentive Unit or Tier IV Incentive Unit pursuant to Section 3.4(a) and reflected on the Company’s Books and Records.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

“IPO” shall mean a distribution in the United States, of the equity securities of the Company or a successor to the Company, pursuant to a registration statement filed and declared effective under the Securities Act that results in such equity securities being listed for trading on a United States national securities exchange.

“JAMS” shall have the meaning assigned to such term in Section 11.9(a).

“Majority Interest” of the Members, as to any agreement, election, vote or other action of the Members, shall mean those Members whose combined Percentages exceed 50%.

“Manager” and “Managers” shall have the meanings assigned to such terms in Section 5.1.

“Members” shall mean the Persons (including holders of Incentive Units) who from time to time shall be reflected in the Company’s Books and Records as the members of the Company.

“Member Nonrecourse Debt” shall mean any nonrecourse debt of the Company for which any Member bears the economic risk of loss in accordance with applicable Treasury Regulations.

“Member Nonrecourse Deductions” shall mean the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Member Nonrecourse Debt, reduced (but not below zero) by proceeds of such Member Nonrecourse Debt distributed during the year to the Members who bear the economic risk of loss for such debt, as determined in accordance with applicable Treasury Regulations.

“Merger” shall mean any merger, consolidation or similar combination involving the Company, or a successor to the Company, and another Person following which the class of equity securities of the surviving entity, that are received by the Members in such transaction, are listed for trading on a United States national securities exchange.

“Minimum Gain” shall mean (a) with respect to Company Nonrecourse Liabilities, the amount of gain that would be realized by the Company if the Company Transferred (in a taxable transaction) all Company properties that are subject to Company Nonrecourse Liabilities in full satisfaction of Company Nonrecourse Liabilities, computed in accordance with applicable Treasury Regulations, or (b) with respect to each Member Nonrecourse Debt, the amount of gain that would be realized by the Company if the Company Transferred (in a taxable transaction) the Company property that is subject to such Member Nonrecourse Debt in full satisfaction of such Member Nonrecourse Debt, computed in accordance with applicable Treasury Regulations.

“Net Profit” or “Net Loss” shall mean, with respect to any Fiscal Period, the net income or net loss of the Company for such period, determined in accordance with federal income tax accounting principles and Section 703(a) of the Internal Revenue Code (including any items that are separately stated for purposes of Section 702(a) of the Internal Revenue Code), with the following adjustments:

(a)	any income of the Company that is exempt from federal income tax shall be included as income;

(b)	any expenditures of the Company that are described in Section 705(a)(2)(B) of the Internal Revenue Code or treated as so described pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) shall be treated as current expenses;

(c)	if Company assets are distributed to the Members in kind, such distributions shall be treated as sales of such assets for cash at their respective fair market values in determining Net Profit and Net Loss;

(d)	in the event the Carrying Value of any Company asset is adjusted as provided in this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the Transfer of such asset for purposes of computing Net Profit or Net Loss;

(e)	gain or loss resulting from any Transfer of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the property Transferred, notwithstanding that the adjusted tax basis for such property differs from its Carrying Value;

(f)	in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Period; and

(g)	items specially allocated under Section 4.2 and Section 7.1(b)(v) shall be excluded (but the amount of such items shall be determined under principles similar to those set forth above).

“NewCo” shall have the meaning assigned to such term under Section 1.3.

“NewCo LLC Agreement” means the Limited Liability Company Agreement of NewCo, as revised from time to time.

“NewCo Members” means those Persons owning interests in NewCo Units as set forth on Exhibit A of the NewCo LLC Agreement, as revised from time to time.

“Percentage” or “Percentages” means a Member’s pro-rata ownership of the issued and outstanding (not treasury) Units.

“Person” (whether or not capitalized) shall mean any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, business trust or other entity or organization, whether or not a governmental authority.

“Pre-existing Incentive Units” shall have the meaning assigned to such term in Section 3.4(b)(iv).

“Pre-grant Incentive Units” shall have the meaning assigned to such term in Section 3.4(c)(i).

“Re-grant Incentive Units” shall have the meaning assigned to such term in Section 3.4(c).

“Regulatory Allocations” shall have the meaning assigned to such term in Section 4.2(f).

“Related Party” shall mean (a) any Person who is a Member of the Company, and any partner, member, shareholder, officer, director, employee or other Affiliate of such Person, (b) an Member or group of Members, (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (d) an entity owned directly or indirectly by the Members of the Company in substantially the same proportion as their ownership of the Company.

“Rules” shall have the meaning assigned to such term in Section 11.9(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Service Interests” shall have the meaning assigned to such term in Section 3.4(a).

“Simulated Basis” shall mean the Carrying Value of any oil and gas property (as defined in Section 614 of the Internal Revenue Code).

“Simulated Depletion” shall mean, with respect to each oil and gas property, a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” shall mean the excess of the amount realized from the sale of an oil or gas property over the Carrying Value of such property.

“Simulated Loss” shall mean the excess of the Carrying Value of an oil or gas property over the amount realized from the sale of such property.

“Subsequent Incentive Units” shall have the meaning assigned to such term in Section 3.4(b)(iv).

“Tax Matters Member” shall have the meaning assigned to such term in Section 5.10.

“Tier I Incentive Members” shall mean the Members holding Tier I Incentive Units as set forth in the Company’s Books and Records.

“Tier I Incentive Units” shall mean Tier I Incentive Units representing Company Interests in the Company entitled to receive distributions of Tier I Payments and with the other rights and obligations specified in this Agreement.

“Tier I Member” shall mean a NewCo Member holding Tier I Units as set forth on Exhibit A of the NewCo LLC Agreement, as revised from time to time.

“Tier I Payments” shall mean the distributions, cash or other property, if any, which the Company receives as a Tier I Member with respect to the Company’s Tier I Units.

“Tier I Payout” shall have the meaning assigned to such term under the NewCo LLC Agreement.

“Tier I Subsequent Incentive Units” shall have the meaning assigned to such term in Section 3.4(a)(i).

“Tier I Units” shall have the meaning assigned to such term under the NewCo LLC Agreement.

“Tier II Incentive Members” shall mean the Members holding Tier II Incentive Units as set forth in the Company’s Books and Records.

“Tier II Incentive Units” shall mean Tier II Incentive Units representing Company Interests in the Company entitled to receive distributions of Tier II Payments and with the other rights and obligations specified in this Agreement.

“Tier II Member” shall mean a NewCo Member holding Tier II Units as set forth on Exhibit A of the NewCo LLC Agreement, as revised from time to time.

“Tier II Payments” shall mean the distributions, cash or other property, if any, which the Company receives as a Tier II Member with respect to the Company’s Tier II Units.

“Tier II Payout” shall have the meaning assigned to such term under the NewCo LLC Agreement.

“Tier II Subsequent Incentive Units” shall have the meaning assigned to such term in Section 3.4(a)(ii).

“Tier II Units” shall have the meaning assigned to such term under the NewCo LLC Agreement.

“Tier III Incentive Members” shall mean the Members holding Tier III Incentive Units as set forth in the Company’s Books and Records.

“Tier III Incentive Units” shall mean Tier III Incentive Units representing Company Interests in the Company entitled to receive distributions of Tier III Payments and with the other rights and obligations specified in this Agreement.

“Tier III Member” shall mean a NewCo Member holding Tier III Units as set forth on Exhibit A of the NewCo LLC Agreement, as revised from time to time.

“Tier III Payments” shall mean the distributions, cash or other property, if any, which the Company receives as a Tier III Member with respect to the Company’s Tier III Units.

“Tier III Payout” shall have the meaning assigned to such term under the NewCo LLC Agreement.

“Tier III Subsequent Incentive Units” shall have the meaning assigned to such term in Section 3.4(a)(iii).

“Tier III Units” shall have the meaning assigned to such term under the NewCo LLC Agreement.

“Tier IV Incentive Units” shall mean Tier IV Incentive Units representing Company Interests in the Company entitled to receive distributions of Tier IV Payments and with the other rights and obligations specified in this Agreement.

“Tier IV Incentive Members” shall mean the Members holding Tier IV Incentive Units as set forth in the Company’s Books and Records.

“Tier IV Member” shall mean a NewCo Member holding Tier IV Units as set forth on Exhibit A of the NewCo LLC Agreement, as revised from time to time.

“Tier IV Payments” shall mean the distributions, cash or other property, if any, which the Company receives as a Tier IV Member with respect to the Company’s Tier IV Units.

“Tier IV Payout” shall have the meaning assigned to such term under the NewCo LLC Agreement.

“Tier IV Subsequent Incentive Units” shall have the meaning assigned to such term in Section 3.4(a)(iv).

“Tier IV Units” shall have the meaning assigned to such term under the NewCo LLC Agreement.

“Transfer,” or any derivation thereof, shall mean any sale, assignment, conveyance, mortgage, pledge, granting of security interest in, or other disposition of a Company Interest or any asset of the Company, as the context may require.

“Treasury Regulations” shall mean regulations promulgated by the United States Treasury Department under the Internal Revenue Code.

“Unit” shall mean a unit of a membership interest in the Company representing a Company Interest. All Units shall be uncertificated.

“Unrealized Gain” attributable to any item of Company property shall mean, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 7.1(b)(vi) as of such date).

“Unrealized Loss” attributable to any item of Company property shall mean, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 7.1(b)(vi), as of such date) over (b) the fair market value of such property as of such date.

“Voting and Transfer Restriction Agreement” shall mean that certain Voting and Transfer Restriction Agreement dated June 11, 2013 among the Company and the other NewCo Members.

Any capitalized term used in this Agreement but not defined in this Section 2.1 shall have the meaning assigned to such term elsewhere in this Agreement.

Section 2.2. References and Titles. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The word “including” (in its various forms) means including without limitation.

ARTICLE III CAPITALIZATION AND UNITS

Section 3.1. Initial Members. As of the Effective Date, the Members are the sole Members of the Company. The names, addresses, Capital Contributions and number of Units of the Members as of the Effective Date are set forth in the Company’s Books and Records and are incorporated herein. The Manager is hereby authorized, at his discretion, to issue additional authorized Units to any Member. The Manager is hereby authorized to complete or amend the Company’s Books and Records to reflect the admission of additional Members, the withdrawal of a Member, the change of address of a Member, the Capital Contribution of a Member, a change in the number of Units of a Member, and other information called for by the Company’s Books and Records. Such completion, correction or amendment may be made from time to time as and when the Manager considers it appropriate. Members shall not have any right to act on behalf of or with respect to the Company except to the extent expressly authorized to do so by the provisions hereof or by action of the Manager. Any Person admitted to the Company as a Member following the Transfer of Units from a Member in accordance with the terms and conditions of this Agreement shall succeed to all of the rights, duties and obligations of its transferor with respect to such Units under this Agreement.

Section 3.2. Additional Members. Upon the approval of the Manager and at the Manager’s discretion, additional Employees may be admitted to the Company as Members and additional authorized Units may be issued to such Persons as determined by the Manager on such terms and conditions as the Manager may determine at the time of admission. As a condition to being admitted as a Member of the Company, any Person must agree to be bound by the terms of this Agreement by executing and delivering a counterpart signature page to this Agreement, and must make the representations and warranties set forth herein as of the date of such Person’s admission to the Company.

Section 3.3. Capital Contributions. No interest shall accrue on any contributions to the capital of the Company, and no Member shall have the right to withdraw or to be repaid any capital contributed by such Member except as otherwise specifically provided in this Agreement. No Member will be (i) permitted to make Capital Contributions to the Company without the approval of the Manager or (ii) required to make Capital Contributions to the Company without the written consent of such Member.

Section 3.4. Incentive Interests.

(a)	The following Incentive Units had been created and authorized as of the Effective Date:

(i)	500,000 “Tier I Incentive Units,” of which a certain number of such Tier I Incentive Units may be granted to Employees after the Effective Date pursuant to this Section 3.4 (the “Tier I Subsequent Incentive Units”);

(ii)	500,000 “Tier II Incentive Units,” of which a certain number of such Tier II Incentive Units may be granted to Employees after the Effective Date pursuant to this Section 3.4 (the “Tier II Subsequent Incentive Units”);

(iii)	500,000 “Tier III Incentive Units,” of which a certain number of Tier III Incentive Units may be granted to Employees after the Effective Date pursuant to this Section 3.4 (the “Tier III Subsequent Incentive Units”); and

(iv)	500,000 “Tier IV Incentive Units,” of which a certain number of Tier IV Incentive Units may be granted to Employees after the Effective Date pursuant to this Section 3.4 (the “Tier IV Subsequent Incentive Units”).

Incentive Units have been granted to the Members in the respective amounts set forth in the Company’s Books and Records, subject to the adjustments provided for in this Section 3.4.

To the extent not so granted, the remaining Incentive Units are available for future grants by the Manager in accordance with the terms of this Agreement. The Company and each Member intend to treat any interest attributable to a holder of Incentive Units as a separate “profits interest” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. In accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Company shall treat a holder of such Incentive Units as the owner of such profits interest from the date it is granted, and shall file its IRS Form 1065, and issue an appropriate Schedule K-1 to such holder of Incentive Units, allocating to such holder of Incentive Units its distributive share of all items of income, gain, loss, deduction, and credit associated with such profits interest as if it were fully vested. Each such holder of Incentive Units agrees to take into account such distributive share in computing its federal income tax liability for the entire period during which it holds such profits interest. The undertakings contained in this Section 3.4 shall be construed in accordance with Section 4 of Rev. Proc. 2001-43. The provisions of this Section 3.4 shall apply regardless of whether or not the holder of a profits interest files an election pursuant to Section 83(b) of the Internal Revenue Code.

The Incentive Units issued to Members are in consideration of services rendered and to be rendered by the holders for the benefit of the Company in their capacities as Members. To the extent provided for in Treasury Regulations, revenue rulings, revenue procedures and/or other Internal Revenue Service guidance issued after the date hereof, the Tax Matters Member acting on behalf of the Company is hereby specifically authorized and directed to elect a safe harbor implementing the concepts articulated in Internal Revenue Service Notice 2005-43, 2005-1 C.B. 1221, under which the fair market value of the Incentive Units received by any Member for services (the “Service Interests”) granted after the effective date of such Treasury Regulations (or other guidance) will be treated as equal to the liquidation value of such Service Interests (i.e., a value equal to the total amount that would be distributed under Section 8.2(b) with respect to such Service Interests in a Hypothetical Liquidation occurring immediately after the issuance of such Service Interests and assuming for purposes of such Hypothetical Liquidation that all assets of the Company are sold for their fair market values). If the Company makes a safe harbor election as described in the preceding sentence, the Company and each Member will comply with all safe harbor requirements with respect to Transfers of the Service Interests while the safe harbor election remains effective. For purposes hereof, “Hypothetical Liquidation” means, as of any date, a hypothetical liquidation of the Company as of such date, assuming for purposes of any such hypothetical liquidation (i) that a sale of all of the assets of the Company occurs at prices equal to their respective fair market values as of such date and (ii) the net proceeds of such sale are distributed to the Members pursuant to Section 8.2(b), but only after the payment of all actual Company indebtedness, and any other liabilities related to the Company’s assets, limited, in the case of the hypothetical payment of non-recourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities.

(b)	All of the Incentive Units are non-voting and subject to vesting, forfeiture, and termination as follows:

(i)	(A) The Tier I Incentive Units held by each Employee (I) shall vest ratably over a three year period following the grant of such Tier I Incentive Units to such Employee, with 1/3rd vesting on the first anniversary of such grant, an additional 1/3rd vesting on the second anniversary of such grant, an additional 1/3rd vesting on the third anniversary of such grant (with vesting between such anniversaries occurring pro-rata determined by multiplying the number of Incentive Units that would vest on the next annual vesting date by a fraction with a numerator equal to the number of full months which have then elapsed since the last vesting date and a denominator of 12, and rounding to the closest whole number), and (II) shall vest in full (if not previously vested pursuant to clause (I)) upon Tier I Payout or the occurrence of a Fundamental Change (other than resulting from a transaction with an Affiliate of the Company or a Member or a Related Party).

(B) The Tier II Incentive Units held by each Employee shall vest only upon and concurrently with the occurrence of Tier II Payout.

(C) The Tier III Incentive Units held by each Employee shall vest only upon and concurrently with the occurrence of Tier III Payout.

(D) The Tier IV Incentive Units held by each Employee shall vest only upon and concurrently with the occurrence of Tier IV Payout.

(ii)	All Incentive Units that have not yet vested in accordance with the vesting requirements set forth in clause (b)(i) above that are held by a Person who is an Employee will automatically, without any action required of any Person, be forfeited and thereby become null and void, if and when such Person’s status as an Employee is terminated for any reason or without reason, including by termination, resignation, death or disability, and any vested, unforfeited Incentive Units held by such Person shall, upon such termination, remain non-voting and shall not be counted in the determination of a Majority Interest of the Members.

(iii)	Anything herein or in any agreement (including any definition of “cause” contained in any such agreement) between an Employee and the Company or any of its Affiliates to the contrary notwithstanding, all Incentive Units held by a Person who is an Employee (regardless of whether vested or unvested) shall automatically be forfeited and thereby become null and void if and when such Person’s status as an Employee is terminated:

(A) for “cause,” which shall mean by reason of such holder’s: (I) conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to the Company or its Affiliates or involving acts of theft, fraud, embezzlement, moral turpitude, or similar conduct, (II) repeated intoxication by alcohol or drugs during the performance of such holder’s duties in a manner that materially and adversely affects the holder’s performance of such duties, (III) malfeasance, in the conduct of such holder’s duties, including, but not limited to, (1) misuse or diversion of funds of the Company or its Affiliates, (2) embezzlement, or (3) misrepresentations or concealments on any written reports submitted to the Company or its Affiliates, (IV) material and incurable violation of any provision of the Voting and Transfer Restriction Agreement that (if curable) remains uncured for thirty (30) days after notice of the same, or a material and incurable breach of such Person’s Employment Agreement that (if curable) remains uncured for thirty (30) days after notice of the same, or (V) failure to perform the duties of such holder’s employment or service relationship with the Company or its Affiliates, or failure to follow or comply with the reasonable and lawful written directives of the Manager of Managers or the managers or directors of a Company Affiliate by which such holder is employed or in a service relationship with; or

(B) by such Member’s resignation or early termination of service relationship for any reason whatsoever.

(iv)

The Manager in his sole discretion (but subject to Section 3.4(c)(iii)), taking into account such factors as he determines from time to time, may issue Tier I Subsequent Incentive Units, Tier II Subsequent Incentive Units, Tier III Subsequent Incentive Units and Tier IV Subsequent Incentive Units (collectively, “Subsequent Incentive Units”). Upon issuance of any Subsequent Incentive Units of a given Tier, such Units may, at the election of the Manager, have a benchmark value equal to the fair market value of the assets of the Company, net of debt, on the date of grant, as determined in good faith by the Manager, and will be entitled to participate in those distributions allocated to the Units of that Tier pursuant to Section 4.4(a) or Section 8.2(b), as the case may be, only after holders of all the Units that were outstanding on the date of grant (the

“Pre-existing Incentive Units”) have received distributions pursuant to Section 4.4(a) or Section 8.2(b), as the case may be, in the aggregate equal to the benchmark value (such limitation on distributions, the “Benchmark Value Payout”). Holders of Pre-existing Incentive Units of a given Tier will continue to be entitled to receive all of the profit distributions payable with respect to the Incentive Units of that Tier pursuant to Section 4.4(a) or Section 8.2(b), as the case may be, until the applicable Benchmark Value Payout occurs, at which time future distributions will be shared among the holders of the Pre-existing Incentive Units in that Tier and the holders of Subsequent Incentive Units in that Tier pro-rata.

(c)	If any Incentive Units are forfeited pursuant to Section 3.4(b)(ii) or Section 3.4(b)(iii), then such forfeited Incentive Units shall be available to be re-granted, as determined by the Manager, in the form of newly awarded, newly issued Incentive Units in the same Tier and in the same amount as the forfeited Incentive Units (any such re-granted Incentive Units, “Re-grant Incentive Units”), subject to the following terms and conditions:

(i)	each Re-grant Incentive Unit in a given Tier may, at the election of the Manager, have a benchmark value equal to the fair market value of the assets of the Company, net of debt, on the date of grant, as determined in good faith by the Manager, and will be entitled to participate in distributions made to holders of the Incentive Units of that Tier pursuant to Section 4.4(a) or Section 8.2(b), as the case may be, only after holders of all the Units that were outstanding on the date of such re-grant (the “Pre-grant Incentive Units”) have received distributions in the aggregate equal to the benchmark value (such limitation on distributions, the “Benchmark Value Re-grant Payout”); and

(ii)	following issuance of such Re-grant Incentive Units in a given Tier, holders of Pre-grant Incentive Units of that Tier will continue to be entitled to receive all of the distributions payable with respect to the Incentive Units of that Tier pursuant to Section 4.4(a) or Section 8.2(b), as the case may be, until the applicable Benchmark Value Re-grant Payout occurs, at which time future distributions will be shared among the holders of the Pre-grant Incentive Units and the Re-grant Incentive Units in that Tier pro-rata.

(iii)	Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Subsequent Incentive Units or Re-grant Incentive Units be issued, allocated, re-allocated or otherwise Transferred to any Person that is a Management Member (as defined in the NewCo LLC Agreement) without the prior written approval of NGP X US Holdings, L.P. in its sole discretion; provided that, this Section 3.4(c)(iii) shall terminate and be of no further force and effect upon the occurrence of a Qualifying Event (as defined in the NewCo LLC Agreement).

(d)	If all of the Incentive Units available hereunder have not been granted before the earlier of (i) a Fundamental Change, or (ii) a payout event for the corresponding series of Incentive Units (e.g., a Tier I Payout for Tier I Incentive Units), then in such case such available Tier I, Tier II, Tier III, Tier IV or the applicable Subsequent Incentive Units, as the case may be, shall automatically, without any action required of any Person, be cancelled. The Manager shall reflect all changes contemplated by this Section 3.4(d) in the Company’s Books and Records.

(e)	Upon any forfeiture or other termination of Incentive Units and upon any issuance of Re-grant Incentive Units resulting therefrom, the Manager shall amend the Company’s Books and Records to reflect such occurrence.

ARTICLE IV ALLOCATIONS AND DISTRIBUTIONS

Section 4.1. Allocations of Net Profits and Net Losses.

(a)	Net Profits and Net Losses and all related items of income, gain, loss, deduction and credit for each Fiscal Period shall be allocated among the Members in such manner as shall cause the Capital Accounts of each Member to equal, as nearly as possible, (i) the amount such Member would receive if all assets on hand at the end of such year were sold for cash at the Carrying Values of such assets, all liabilities were satisfied in cash in accordance with their terms (limited in the case of Member Nonrecourse Debt and Company Nonrecourse Liabilities to the Carrying Value of the assets securing such liabilities), and any remaining or resulting cash was distributed to the Members under Section 4.4(a), minus (ii) an amount equal to such Member’s allocable share of Minimum Gain as computed immediately prior to the deemed sale described in clause (i) above in accordance with the applicable Treasury Regulations.

(b)	The Manager shall make the foregoing allocations as of the last day of each Fiscal Period; provided, however, that if during any Fiscal Period of the Company there is a change in any Member’s Company Interest, the Manager shall make the foregoing allocations as of the date of each such change in a manner which takes into account the varying interests of the Members and in a manner the Manager reasonably deems appropriate.

Section 4.2. Special Allocations.

(a)	Notwithstanding any of the provisions of Section 4.1 to the contrary:

(i)

If during any Fiscal Period of the Company there is a net increase in Minimum Gain attributable to a Member Nonrecourse Debt that gives rise to Member Nonrecourse Deductions, each Member bearing the economic risk of loss for such Member Nonrecourse Debt shall be allocated items of Company deductions and losses for such period (consisting first of cost recovery or depreciation deductions with respect to property that is subject to such Member Nonrecourse Debt and then, if necessary, a pro-rata portion of the Company’s other items of deductions and losses, with any remainder being treated as an increase in Minimum Gain attributable to Member Nonrecourse Debt in the subsequent period) equal to such Member’s share of Member Nonrecourse Deductions, as determined in accordance with applicable Treasury Regulations.

(ii)	If for any Fiscal Period of the Company there is a net decrease in Minimum Gain attributable to Company Nonrecourse Liabilities, each Member shall be allocated items of Company income and gain for such period (consisting first of gain recognized from the Transfer of Company property subject to one or more Company Nonrecourse Liabilities and then, if necessary, a pro-rata portion of the Company’s other items of income and gain, and if necessary, for subsequent periods) equal to such Member’s share of such net decrease (except to the extent such Member’s share of such net decrease is caused by a change in debt structure with such Member commencing to bear the economic risk of loss as to all or part of any Company Nonrecourse Liability or by such Member contributing capital to the Company that the Company uses to repay a Company Nonrecourse Liability), as determined in accordance with applicable Treasury Regulations.

(iii)	If for any Fiscal Period of the Company there is a net decrease in Minimum Gain attributable to a Member Nonrecourse Debt, each Member bearing the economic risk of loss for such Member Nonrecourse Debt shall be allocated items of Company income and gain for such period (consisting first of gain recognized from the Transfer of Company property subject to Member Nonrecourse Debt, and then, if necessary, a pro-rata portion of the Company’s other items of income and gain, and if necessary, for subsequent periods) equal to such Member’s share of such net decrease (except to the extent such Member’s share of such net decrease is caused by a change in debt structure such that the Member Nonrecourse Debt becomes partially or wholly a Company Nonrecourse Liability or by the Company’s use of capital contributed by such Member to repay the Member Nonrecourse Debt) as determined in accordance with applicable Treasury Regulations.

(b)	The Net Losses allocated pursuant to this ARTICLE IV shall not exceed the maximum amount of Net Losses that can be allocated to a Member without causing or increasing a deficit balance in the Member’s Adjusted Capital Account. All Net Losses in excess of the limitation set forth in this Section 4.2(b) shall be allocated to Members with positive Adjusted Capital Account balances remaining at such time in proportion to such positive balances. In the event an allocation of Net Losses has been made to any Member(s) pursuant to the terms of this Section 4.2(b), Net Profits shall be allocated to such Member(s), in proportion to the amount of such allocation of Net Losses, until such Member(s) receive an allocation of Net Profits equal to such amount of Net Losses allocated pursuant to the terms of this Section 4.2(b).

(c)	In the event that a Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in such Member’s Adjusted Capital Account, items of Company income and gain shall be allocated to that Member in an amount and manner sufficient to eliminate the deficit balance as quickly as possible.

(d)	If any holder of Incentive Units forfeits all or a portion of such Units, such holder shall be allocated items of loss and deduction in the year of such forfeiture in an amount equal to the portion of such holder’s Capital Account attributable to such forfeited Units.

(e)	If, as a result of an exercise of a noncompensatory warrant, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

(f)	The allocations set forth in subsections (a) through (c) of this Section 4.2 (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 4.2(f). Therefore, notwithstanding any other provisions of this Article IV (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, the net amount of allocations to each Member is, to the extent possible, equal to the amount such Member would have been allocated if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 4.1 and the remaining subsections of this Section 4.2.

(g)	In the event Units are issued to a Person and the issuance of such Units results in items of income or deduction to the Company, such items of income or deduction shall be allocated to the Members in proportion to the positive balances in their Capital Accounts immediately before the issuance of such Units.

Section 4.3. Income Tax Allocations.

(a)	Except as provided in this Section 4.3, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for Capital Account purposes under Section 4.1 and Section 4.2.

(b)

The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Internal Revenue Code) shall, in accordance with Section 613A(c)(7)(D) of the Internal Revenue Code, be computed for federal income tax purposes separately by the Members rather than the Company. Except as provided in Section 4.3(d), for purposes of such computation, the adjusted tax basis of each oil and gas property shall be allocated among the Members in proportion to their Percentages at the time of the acquisition of such property. Each Member, with the assistance of the Tax Matters Member, shall separately keep records of its share of the adjusted tax basis in each separate oil and gas property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the Transfer of such property by the Company. Upon the request of the Tax Matters Member, each Member shall advise the Tax Matters Member of its adjusted tax basis in each separate oil and gas property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Tax Matters Member may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto

(c)	Except as provided in Section 4.3(d), for the purposes of the separate computation of gain or loss by each Member on the Transfer of each separate oil and gas property (as defined in Section 614 of the Internal Revenue Code), the Company’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Internal Revenue Code) from such Transfer shall be allocated for federal income tax purposes among the Members as follows:

(i)	first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Members in the same proportion as the depletable basis of such property was allocated to the Members pursuant to Section 4.3(b) (without regard to any special allocation of basis under Section 4.3(d)); and

(ii)	second, the remainder of such amount realized, if any, to the Members so that, to the maximum extent possible, the amount realized that is allocated to each Member under this Section 4.3(c)(i) will equal such Member’s share of the Simulated Gain recognized by the Company from such Transfer.

(d)	The Members recognize that with respect to Adjusted Property, there will be a difference between the Carrying Value of such property at the time of revaluation or contribution and the adjusted tax basis of such property at the time. All items of tax depreciation, cost recovery, amortization, adjusted tax basis of depletable properties, amount realized and gain or loss with respect to such Adjusted Property shall be allocated among the Members to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties in accordance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and the Treasury Regulations under those sections; provided, however, that any tax items not required to be allocated under Sections 704(b) or 704(c) of the Internal Revenue Code shall be allocated in the same manner as such gain or loss would be allocated for Capital Account purposes under Section 4.1 and Section 4.2. In making such allocations under Section 704(c) of the Internal Revenue Code, the Manager shall use the remedial method as set forth in Treasury Regulations Section 1.704-3(d).

(e)	All recapture of income tax deductions resulting from the Transfer of Company property shall, to the maximum extent possible, be allocated to the Member to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the Transfer of such property. For this purpose, deductions that were allocated as a component of Net Profit or Net Loss shall be treated as if allocated in the same manner as the allocation of the related Net Profit or Net Loss.

Section 4.4. Distributions.

(a)	The Manager may cause the Company to distribute Distributable Property (in cash or in-kind) at such times and in such amounts as the Manager, in his sole discretion, determines to be appropriate. All such distributions made pursuant to this Section 4.4(a) shall be made to the Members as follows:

(i)	Upon the receipt of Tier I Payments, if any, to the Members holding Tier I Incentive Units, allocated pro-rata among such Members in accordance with the number of Tier I Incentive Units of each holder;

(ii)	Upon the receipt of Tier II Payments, if any, to the Members holding Tier II Incentive Units, allocated pro-rata among such Members in accordance with the number of Tier II Incentive Units of each holder;

(iii)	Upon the receipt of Tier III Payments, if any, to the Members holding Tier III Incentive Units, allocated pro-rata among such Members in accordance with the number of Tier II Incentive Units of each holder; and

(iv)	Upon the receipt of Tier IV Payments, if any, to the Members holding Tier IV Incentive Units, allocated pro-rata among such Members in accordance with the number of Tier II Incentive Units of each holder.

(b)	Tax Distributions. In addition to distributions made to the Members pursuant to Section 4.4(a), and subject to applicable law, to the extent that the Manager determines that the Company has Available Cash, the Manager shall cause the Company to pay to the Members within 90 days after the end of each year an amount equal to the lesser of (i) the Distributable Funds, or (ii) an amount equal to the highest marginal federal and applicable state income tax rate for individuals (taking into account the character of the taxable income (e.g., long-term capital gain, qualified dividend income, ordinary income, etc.)) multiplied by the taxable income of the Company, if any, for such year, such payment to be made among the Members in the same percentages as the taxable income for such year was allocated. Any such payments to a Member under this Section 4.4(b) shall be deemed to be a draw against such Member’s share of future distributions under Section 4.4(a) and Section 8.2(b), so that such Member’s share of such future distributions shall be reduced by the amounts previously drawn under this Section 4.4(b) until the aggregate reductions in such distributions equal the aggregate draws made under this Section 4.4(b).

Section 4.5 Withholding. The Company may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Manager determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amounts withheld pursuant to this Section 4.5 will be treated as having been distributed to such Member. The Manager, on behalf of the Company, may take any other action it determines to be necessary or appropriate in connection with any obligation or possible obligation to impose withholding pursuant to any tax law or to pay any tax with respect to a Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 4.5. Each Member will take such actions as the Company may request in order to perfect or enforce the security interest created hereunder.

ARTICLE V MANAGEMENT AND RELATED MATTERS

Section 5.1. Power and Authority of Manager. The Company shall be managed by one or more Managers (“Manager” or “Managers”). The Manager need not be a Member of the Company. The Manager shall be appointed by Parsley Energy Operations, II, LLC, a Delaware limited liability company (“PEO II”), and, subject to Section 5.2 below, will hold office until his successor, if any, is elected and qualified. As of the Effective Date, the sole Manager is Bryan Sheffield. Except as otherwise expressly provided elsewhere in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the Manager, and the Members shall have no right of control over the business and affairs of the Company. In addition to the powers now or hereafter granted to managers under the Act or which are granted to the Manager under any other provision of this Agreement, the Manager shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Company in the name of the Company. Any action of the Manager that is authorized by law or by this Agreement may be taken by proxy (which proxy must be revocable at any time), and any action taken by proxy on behalf of the Manager shall have the same force and effect as if the Manager had taken such action directly.

Section 5.2 Removal and Resignation. The Manager may be removed, with or without cause, at any time, by PEO II. The Manager may resign at any time, such resignation to be made in writing and to take effect at the time specified therein, or if no time be specified, at the time of its receipt by PEO II.

Section 5.3 Reimbursement and Remuneration. The Manager will not be compensated for acting in such capacity, but will be entitled to reimbursement for reasonable expenses incurred in furtherance of the business or management of the Company.

Section 5.4 Liability and Indemnification.

(a)	Each Manager, each Member and their Affiliates, and their respective partners, officers, directors, employees, counsel and agents, shall not be liable, responsible or accountable in damages or otherwise to the Company or the other Members for any acts or omissions that do not constitute gross negligence, willful misconduct, a breach of fiduciary duty or a breach of the express terms of this Agreement, and the Company shall indemnify to the maximum extent permitted under the Act and save harmless the Company’s officers, the Manager, the Managers and the Members and their Affiliates, and their respective partners, officers, directors, employees, counsel and agents (individually, an “Indemnitee”) from all liabilities for which indemnification is permitted under the Act. Any act or omission performed or omitted by an Indemnitee on advice of legal counsel or an independent consultant who has been employed or retained by the Company shall be presumed to have been performed or omitted in good faith without gross negligence or willful misconduct. THE PARTIES RECOGNIZE THAT THIS PROVISION SHALL RELIEVE ANY SUCH INDEMNITEE FROM ANY AND ALL LIABILITIES, OBLIGATIONS, DUTIES, CLAIMS, ACCOUNTS AND CAUSES OF ACTION WHATSOEVER ARISING OR TO ARISE OUT OF ANY ORDINARY NEGLIGENCE BY ANY SUCH INDEMNITEE, AND SUCH INDEMNITEE SHALL BE ENTITLED TO INDEMNIFICATION FROM ACTS OR OMISSIONS THAT MAY CONSTITUTE ORDINARY NEGLIGENCE.

(b)	The Company shall, to the maximum extent permitted under the Act, pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee’s appearance as a witness or other participation in a proceeding involving or affecting the Company at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

(c)	The Manager shall have the right to require that any contract entered into by the Company provide that the Manager shall have no personal liability for the obligations of the Company thereunder.

(d)

The indemnification provided by this Section 5.4 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Members, as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as a Member or an officer, director, employee or agent of a Member or as a Person serving at the request of the Company as set forth above and to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitees; provided that the indemnification provided by this Section 5.3 shall be the primary source of indemnification with respect to the matters addressed herein, without regard to other potential sources of indemnification, reimbursement or contribution (subject to applicable express provisions of any insurance policy to which the Company is a party), and the Company irrevocably waives, relinquishes and releases all right to contribution, subrogation or any other recovery of any kind from each Member or its Affiliates and insurance provided by each Member or its Affiliates to any Indemnitee; and provided, further, no advancement or payment by each Member, its Affiliates or insurance provided by any of them to an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from the Company shall affect the foregoing, and each Member and its Affiliates shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company. The Company and each Member agree that each Member, its Affiliates and the insurers they engage to provide insurance to Indemnitees are express third party beneficiaries of the terms of this Section 5.4(d).

(e)	The Company may acquire and maintain a director and officer insurance policy or policies in such amounts as are reasonably necessary to cover potential liabilities pursuant to this Section 5.4 and each Manager shall be named as an additional insured on all such policies.

(f)	In no event may an Indemnitee subject the Members to personal liability by reason of this indemnification provision.

(g)	An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.4 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

Section 5.5. Tax Elections and Status.

(a)	The Manager shall make such tax elections on behalf of the Company as it shall deem appropriate in its sole discretion.

(b)	The Members agree to classify the Company as a partnership for income tax purposes. Therefore, any provision hereof to the contrary notwithstanding, solely for income tax purposes, each of the Members hereby recognizes that the Company, so long as it has at least two Members, shall be subject to all provisions of subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code and, to the extent permitted by law, any comparable state or local income tax provisions. Neither the Company, any Member, nor any Manager shall file an election to classify the Company as an association taxable as a corporation for income tax purposes, except as part of a transaction or series of transactions, the intent of which is to result in a Merger or IPO.

Section 5.6. Tax Returns. The Company shall deliver necessary tax information to each Member after the end of each fiscal year of the Company. Not less than 60 days prior to the date (as extended) on which the Company intends to file its federal income tax return or any state income tax return but in any event no earlier than March 1 of each year, the return proposed by the Manager to be filed by the Company shall be furnished to the Members for review; provided, however, that an IRS Form K-1 or a good faith estimate of the amounts to be included on such IRS Form K-1 for each Member shall be sent to each Member on or before March 1 of each year. In addition, not more than 10 days after the date on which the Company files its federal income tax return or any state income tax return, a copy of the return so filed shall be furnished to the Members.

Section 5.7. Tax Matters Member. Ryan Dalton shall be designated the tax matters member under Section 6231 of the Internal Revenue Code (in such capacity, the “Tax Matters Member”). The Tax Matters Member may be removed and replaced by action of a Majority Interest of the Members. The Tax Matters Member is authorized to take such actions and to execute and file all statements and forms on behalf of the Company which may be permitted or required by the applicable provisions of the Internal Revenue Code or Treasury Regulations issued thereunder. The Tax Matters Member shall have full and exclusive power and authority on behalf of the Company to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Member shall keep the Members informed as to the status of any audit of the Company’s tax affairs, and shall take such action as may be necessary to cause any Member so requesting to become a “notice partner” within the meaning of Section 6223 of the Internal Revenue Code. Without first obtaining the approval of a Majority Interest of the Members, the Tax Matters Member shall not, with respect to Company tax matters: (a) enter into a settlement agreement with respect to any tax matter which purports to bind Members, (b) intervene in any action pursuant to Internal Revenue Code Section 6226(b)(5), (c) enter into an agreement extending the statute of limitations, or (d) file a petition pursuant to Internal Revenue Code Section 6226(a) or 6228. If an audit of any of the Company’s tax returns shall occur, the Tax Matters Member shall not settle or otherwise compromise assertions of the auditing agent which may be adverse to any Member as compared to the position taken on the Company’s tax returns without the prior written consent of each such affected Member.

Section 5.8. Section 83(b) Election. Each Member who acquires Incentive Units and who is a United States person within the meaning of Internal Revenue Code Section 7701(a)(30) may file a timely election under Internal Revenue Code Section 83(b) with respect to such Incentive Units and consult with such Member’s tax advisor to determine the tax consequences of such acquisition and of filing an election under Internal Revenue Code Section 83(b). Each such Member acknowledges that it is the sole responsibility of such Member, and not the Company, to file the election under Internal Revenue Code Section 83(b) even if such Member requests the Company or its representative to assist in making such filing. In accordance with the applicable Treasury Regulations, each Member who makes an election shall promptly provide a copy of such election to the Company.

ARTICLE VI RIGHTS OF MEMBERS

Section 6.1. Rights of Members. Each of the Members shall have the right to have the Company’s Books and Records (including those required under the Act) kept at the principal United States office of the Company and at all reasonable times to inspect and copy any of them at the sole expense of such Member. Notwithstanding the foregoing, the Members shall not have the right to receive data pertaining to the properties of the Company if the Company is subject to a valid agreement prohibiting the distribution of such data or if the Manager shall otherwise determine that such data is Confidential Information. The Manager may restrict Member access to other forms of Confidential Information if the Manager believes in good faith that a request for such may be for the purpose of competing with the Company. Except as expressly provided to the contrary herein, to the maximum extent permitted by the Act, the Members shall not be entitled to any additional information regarding the Company and all rights to such are hereby expressly waived.

Section 6.2. Limitations on Members. The Members (in his, her or its capacity as a Member) shall not: (a) be permitted to take part in the business or control of the business or affairs of the Company; (b) have any voice in the management or operation of any Company property; or (c) have the authority or power to act as agent for or on behalf of the Company or any other Member, to do any act which would be binding on the Company or any other Member, or to incur any expenditures on behalf of or with respect to the Company. No Member (in his or its capacity as a Member) shall hold out or represent to any third party that the Members have any such power or right or that the Members are anything other than “members” of the Company. The foregoing provision shall not be applicable to a Member acting in his or its capacity as a Manager of the Company.

Section 6.3. Liability of Members. No Member shall be liable for the debts, liabilities, contracts or other obligations of the Company except (a) as otherwise provided in the Act and (b) as expressly provided in this Agreement.

Section 6.4. Withdrawal and Return of Capital Contributions. No Member shall be entitled to (a) withdraw from the Company except upon the assignment by such Member of all of its Company Interest in accordance with Article IX, or (b) the return of its Capital Contributions except to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law or upon dissolution and liquidation of the Company, and then only to the extent expressly provided for in this Agreement and as permitted by law.

Section 6.5. Voting Rights. Except as otherwise expressly provided herein, the Members shall not be entitled to vote on any matters herein to the maximum extent permitted by the Act. To the extent that the vote of the Members may be required hereunder, the act of a Majority Interest of the Members shall be an act of the Members. Notwithstanding anything in this Agreement to the contrary, with respect to any Company Interests held by a Member who is an Employee, such Company Interests shall be non-voting if and when such Person’s status as an Member is terminated for any reason or without reason, including by termination, resignation, death or disability.

ARTICLE VII BOOKS, REPORTS, MEETINGS AND CONFIDENTIALITY

Section 7.1. Capital Accounts, Books and Records.

(a)	The Company shall keep books of account for the Company in accordance with the terms of this Agreement. Such books shall be maintained at the principal office of the Company.

(b)	An individual capital account (the “Capital Account”) shall be maintained by the Company for each Member as provided below:

(i)	The Capital Account of each Member shall, except as otherwise provided herein, be increased by the amount of cash and the fair market value of any property contributed to the Company by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Internal Revenue Code) and by such Member’s share of the Net Profits of the Company and special allocations of income or gain under Section 4.2, and shall be decreased by such Member’s share of the Net Losses of the Company and special allocations of deduction or loss under Section 4.2 and by the amount of cash or the fair market value of any property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Internal Revenue Code). The Capital Accounts shall also be increased or decreased (A) to reflect a revaluation of Company property pursuant to paragraph (b) of the definition of Carrying Value and (B) upon the exercise of any noncompensatory warrant pursuant to the requirements of Treasury Regulation Sections 1.704-1(b)(2)(iv)(d)(4) and 1.704-1(b)(2)(iv)(s).

(ii)	Any adjustments of basis of Company property provided for under Sections 734 and 743 of the Internal Revenue Code and comparable provisions of state law (resulting from an election under Section 754 of the Internal Revenue Code or comparable provisions of state law) shall not affect the Capital Accounts of the Members (unless otherwise required by applicable Treasury Regulations), and the Members’ Capital Accounts shall be debited or credited pursuant to the terms of this Section 7.1 as if no such election had been made.

(iii)	Capital Accounts shall be adjusted, in a manner consistent with this Section 7.1, to reflect any adjustments in items of Company income, gain, loss or deduction (including Simulated Depletion, Simulated Gain and Simulated Loss) that result from amended returns filed by the Company or pursuant to an agreement by the Company with the Internal Revenue Service or a final court decision.

(iv)

The allocation of basis prescribed by Section 613A(c)(7)(D) of the Internal Revenue Code and provided for in Section 4.3(b) and each Member’s separately computed depletion deductions shall not reduce such Member’s Capital Account, but such Member’s Capital Account shall be decreased by its allocable share of Simulated Depletion. The Simulated Basis in each oil and gas property as of the date of this Agreement or hereafter acquired shall be allocated among the Members in proportion to their Percentages. Simulated Depletion with respect to each separate oil and gas property shall be allocated to the Members in proportion to their respective shares of the Simulated Basis in the related property. No Member’s Capital Account shall be decreased, however, by Simulated Depletion deductions attributable to any oil and gas property to the extent such deductions exceed such Member’s allocable share of the Company’s remaining Simulated Basis in such property. Any Simulated Gain shall be allocated to the Members and shall increase their respective Capital Accounts in the same manner as an equal amount of gain would have been allocated pursuant to Section 4.1. Any Simulated Loss shall be allocated to the Members and shall reduce their respective Capital Accounts in the same percentages as the basis of the property sold was allocated up to an amount equal to each Member’s share of the Company’s Simulated Basis in such property at the time of such sale.

(v)	It is the intention of the Members that the Capital Accounts of each Member be kept in the manner required under Treasury Regulation Section 1.704-1(b)(2)(iv). To the extent any additional adjustment to the Capital Accounts is required by such regulation, the Manager is hereby authorized to make such adjustment after notice to the Members.

(vi)	In accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f), upon a Member’s contribution to the Company of cash or properties in exchange for a Company Interest, the Capital Accounts of all Members and the Carrying Values of all Company properties shall, immediately prior to such issuance, be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to the Company properties, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual Transfer of each such property immediately prior to such contribution for an amount equal to its fair market value and had been allocated to the Members at such time pursuant to Section 4.1 and Section 4.2.

(vii)	Any Person who acquires a Company Interest directly from a Member, or whose Company Interest shall be increased by means of a Transfer to it of all or part of the Company Interest of another Member, shall have a Capital Account (including a credit for all Capital Contributions made by such Member Transferring such Company Interest) which includes the Capital Account balance of the Company Interest or portion thereof so acquired or Transferred.

Section 7.2. Bank Accounts. The Manager shall cause one or more Company accounts to be maintained in a bank (or banks) which is a member of the Federal Deposit Insurance Corporation or some other financial institution, which accounts shall be used for the payment of the expenditures incurred by the Company in connection with the business of the Company, and in which shall be deposited any and all receipts of the Company. The Manager shall determine the number of and the Persons who will be authorized as signatories on each such bank account. The Company may invest the Company funds in such money market accounts or other investments as the Manager shall determine to be of high quality.

Section 7.3. Meetings of Members. The Manager may hold meetings of the Members from time to time to inform and consult with the Members concerning the Company’s assets and such other matters as the Manager deems appropriate, provided that nothing in this Section 7.3 shall require the Manager to hold any such meetings. Such meetings shall be held at such times and places, as often and in such manner as shall be determined by the Manager. The Manager at its election may separately inform and consult with the Members for the above purposes without the necessity of calling and/or holding a meeting of the Members. Notwithstanding the foregoing provisions of this Section 7.3, the Members shall not be permitted to take part in the business or control of the business of the Company; it being the intention of the parties that the involvement of the Members as contemplated in this Section 7.3 is for the purpose of informing the Members with respect to various Company matters, explaining any information furnished to the Members in connection therewith, answering any questions the Members may have with respect thereto and receiving any ideas or suggestions the Members may have with respect thereto; it being the further intention of the parties that the Manager shall have full and exclusive power and authority on behalf of the Company to acquire, manage, control and administer the assets, business and affairs of the Company in accordance with Section 5.1 and the other applicable provisions of this Agreement.

Section 7.4. Confidentiality. No Member shall use, publish, disseminate or otherwise disclose, directly or indirectly, any Confidential Information that should come into the possession of such Member for other than a proper Company purpose. No Member shall disclose any such Confidential Information except as expressly authorized by this Agreement or by the Manager, or as required by law or governmental or regulatory authority. Each Member shall instruct all Affiliates (including their representatives, agents and counsel) to comply with this Section 7.4. If a Member is required by law or court order to disclose information that would otherwise be Confidential Information under this Agreement, such Member shall immediately notify the Company of such notice and provide the Company the opportunity to resist such disclosure by appropriate proceedings. The terms of this Section 7.4 shall survive with respect to each Member until the date following five years from the date of termination of such Member’s Company Interest.

ARTICLE VIII DISSOLUTION, LIQUIDATION AND TERMINATION

Section 8.1. Dissolution. The Company shall be dissolved upon the occurrence of any of the following:

(a)	The sale, disposition or termination of all or substantially all of the property then owned by the Company; or

(b)	The consent in writing of the Manager.

Section 8.2. Liquidation and Termination. Upon dissolution of the Company, the Manager or, if the Manager so desires, a Person selected by the Manager, shall act as liquidator or shall appoint one or more liquidators who shall have full authority to wind up the affairs of the Company and make final distribution as provided herein. The liquidator shall continue to operate the Company properties with all of the power and authority of the Manager. The steps to be accomplished by the liquidator are as follows:

(a)	As promptly as possible after dissolution and again after final liquidation, the liquidator, if requested by any Member, shall cause a proper accounting to be made by the Company’s independent accountants of the Company’s assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate.

(b)	The liquidator shall pay all of the debts and liabilities of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). After making payment or provision for all debts and liabilities of the Company, the liquidator shall sell all properties and assets of the Company for cash as promptly as is consistent with obtaining the best price therefor; provided, however, that upon the consent of a Majority Interest of the Members, the liquidator may distribute such properties in kind. All Net Profit, Net Loss, Simulated Gain and Simulated Loss (or other items of income, gain loss or deduction allocable under Section 4.2) realized on such sales shall be allocated to the Members as provided in this Agreement, and the Capital Accounts of the Members shall be adjusted accordingly. In the event of a distribution of properties in kind, the liquidator shall first adjust the Capital Accounts of the Members by the amount of any Net Profit, Net Loss, Simulated Gain and Simulated Loss (or other items of income, gain loss or deduction allocable under Section 4.2) that would have been recognized by the Members if such properties had been sold at then fair market values. The liquidator shall then distribute the proceeds of such sales or such properties to the Members in the manner provided in Section 4.4(a). If the foregoing distributions to the Members do not equal the Member’s respective positive Capital Account balances as determined after giving effect to the foregoing adjustments and to all adjustments attributable to allocations of Net Profit, Net Loss, Simulated Gain and Simulated Loss realized by the Company during the taxable year in question and all adjustments attributable to contributions and distributions of money and property effected prior to such distribution, then, the allocations of Net Profit, Net Loss, Simulated Gain and Simulated Loss provided for in this Agreement shall be adjusted, to the least extent necessary, to produce a Capital Account balance for each Member which corresponds to the amount of the distribution to such Member. Each Member shall have the right to designate another Person to receive any property which otherwise would be distributed in kind to that Member pursuant to this Section 8.2.

(c)	Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

(d)	Notwithstanding any provision in this Agreement to the contrary, no Member shall be obligated to restore a deficit balance in its Capital Account at any time.

The distribution of cash and/or property to the Members in accordance with the provisions of this Section 8.2 shall constitute a complete return to the Members of their Capital Contributions and a complete distribution to the Members of their Company Interest and all Company property.

ARTICLE IX ASSIGNMENTS OF COMPANY INTERESTS

Section 9.1. Assignments of Company Interests.

(a)	No Member’s Company Interest or rights therein shall be Transferred, in whole or in part, without the prior written consent of the Manager; provided, however, that any Member may assign its Company Interest without obtaining such consent pursuant to an Excluded Transfer.

(b)	If the Manager determines it to be in the best interests of the Company to engage in a Merger or IPO or any transaction intended to facilitate a Merger or IPO, the Members agree that the Company may restructure and, if necessary, recapitalize the Company so that all of the outstanding Company Interests will be exchanged for common securities of the surviving entity (a “Conversion”). The Members agree to vote and take all other action necessary in order to effect such Conversion that complies with the terms of this Section 9.1. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Manager engage in a Merger or IPO or any transaction intended to facilitate a Merger or IPO, without the prior written approval of the Board (as defined in the NewCo LLC Agreement).

(c)	In addition to any of the other requirements and prohibitions in this Section 9.1, any permitted Transfer must meet the availability of an exemption from registration under the Securities Act, and applicable state securities laws in connection with such Transfer and stating the factual and statutory bases relied upon by such counsel, and the Company may require an opinion of counsel in form and substance reasonably acceptable to the Company and its counsel as to these matters as a condition to the effectiveness of such Transfers.

(d)	Any attempt by a Member to assign its Company Interest in violation of the immediately preceding sentence shall be void ab initio. If an interest in a Unit or other Company Interest is required by law to be Transferred to a spouse of a holder thereof pursuant to an order of a court of competent jurisdiction in a divorce proceeding (notwithstanding the foregoing provisions of this Section 9.1(d)), then such holder shall nevertheless retain all rights with respect to such interest and any interest of such spouse shall be subject to such rights of such holder. In addition, if it is determined that the holder will be required to pay any taxes attributable to such interest of the spouse in the Company, then any tax liability of such holder that is attributable to such spouse’s interest shall be taken into account, and shall reduce such spouse’s interest in the Company; in no event shall the Company be required to provide any financial, valuation or other information regarding the Company or any of its subsidiaries or Affiliates or any of their respective assets to the spouse or former spouse of such holder.

(e)	Unless an assignee of a Company Interest becomes a substituted Member in accordance with the provisions set forth below, such assignee shall not be entitled to any of the rights granted to a Member hereunder, other than the right to receive allocations of income, gains, losses, deductions, credits and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned.

(f)	An assignee of a Company Interest shall become a substituted Member entitled to all of the rights of a Member if, and only if, (i) the assignor gives the assignee such right, (ii) the Manager consents in writing to such substitution, the granting or denying of which shall be in the Manager’s sole discretion, (iii) the assignee executes and delivers such instruments, in form and substance satisfactory to the Manager, as the Manager may deem necessary or desirable to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement, and (iv) if the Manager so requires, the assignee reimburses the Company for any costs incurred by the Company in connection with such assignment and substitution. Upon the satisfaction of such requirements, such assignee shall be admitted as of such date as shall be provided for in any document evidencing such assignment as a substituted Member of the Company.

(g)	The Company and the Manager shall be entitled to treat the record Member of any Company Interest as the absolute Member thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such Member until such time as a written assignment of such Company Interest that complies with the terms of this Agreement has been received by the Manager.

ARTICLE X REPRESENTATIONS AND WARRANTIES

Section 10.1 Representations and Warranties. Each Member acknowledges and agrees that its Company Interest is being purchased for such Member’s own account as part of a private offering, exempt from registration under the Securities Act and all applicable state securities or blue sky laws, for investment only and not with a view to the distribution nor other sale thereof and that an exemption from registration under the Securities Act or any applicable state securities laws under the Securities Act or any applicable state securities laws may not be available if the Company Interest is acquired by such Member with a view to resale or distribution thereof under any conditions or circumstances as would constitute a distribution of such Company Interest within the meaning and purview of the Securities Act or the applicable state securities laws. Accordingly, each Member represents and warrants to the Company and all other interested parties that:

(a)

Such Member has sufficient financial resources to continue such Member’s investment in the Company for an indefinite period and understands that (i) such Member is acquiring an interest in the Company without being furnished any offering literature or prospectus, and (ii) the acquisition of such Member’s Company Interest by such Member has not been reviewed by the United States Securities and Exchange Commission or by any administrative agency charged with the administration of the securities or “blue sky” laws of any state.

(b)	Such Member acknowledges that the Company Interest being acquired by such Member was not offered to such Member by means of publicly disseminated advertisements or sales literature, nor is such Member aware of any offers made to other Persons by such means.

(c)	Such Member is familiar with Regulation D promulgated under the Securities Act, and such Member is an “accredited investor” as defined in Rule 501(a) of such Regulation D.

(d)	Such Member has adequate means of providing for its current needs and contingencies and can afford a complete loss of its investment in the Company.

(e)	It is such Member’s intention to acquire and hold its Company Interest solely for its private investment and for its own account and with no view or intention to Transfer such Company Interest (or any portion thereof).

(f)	Such Member has no contract, undertaking, agreement, or arrangement with any Person to sell or otherwise Transfer to any Person, or to have any Person sell on behalf of such Member, its Company Interest (or any portion thereof), and such Member is not engaged in and does not plan to engage within the foreseeable future in any discussion with any Person relative to the sale or any Transfer of its Company Interest (or any portion thereof).

(g)	Such Member is not aware of any occurrence, event, or circumstance upon the happening of which such Member intends to attempt to Transfer its Company Interest (or any portion thereof), and such Member does not have any present intention of Transferring its Company Interest (or any portion thereof) after the lapse of any particular period of time.

(h)	Such Member, by making other investments of a similar nature and/or by reason of his/its business and financial experience or the business and financial experience of those Persons it has retained to advise such Member with respect to its investment in the Company, is a sophisticated investor who has the capacity to protect its own interest in investments of this nature, so as to be capable of evaluating the merits and risks of an investment in the Company Interest.

(i)	Such Member has had all documents, records, books and due diligence materials pertaining to this investment made available to such Member and such Member’s accountants and advisors; such Member has also had an opportunity to ask questions of and receive answers from the Company concerning this investment; and such Member has all of the information deemed by such Member to be necessary or appropriate to evaluate the investment and the risks and merits thereof and to make an informed decision concerning such Member’s investment in the Company Interest.

(j)	Such Member has a close business association with the Company or certain of its Affiliates, thereby making the Member a well-informed investor for purposes of this investment.

(k)	Such Member is aware of the following:

(i)	The Company has no financial or operating history and, further, such Member’s investment in the Company is speculative and involves a high degree of risk of loss by the Member of its entire investment, with no assurance of any income from such investment;

(ii)	No federal or state agency has made any finding or determination as to the fairness of the investment, or any recommendation or endorsement, of such investment;

(iii)	There are substantial restrictions on the Transferability of the Company Interest of such Member, there will be no public market for the Company Interest and, accordingly, it may not be possible for such Member readily to liquidate its investment in the Company in case of emergency; and

(iv)	Any federal or state income tax benefits which may be available to such Member may be lost through changes to existing laws and regulations or in the interpretation of existing laws and regulations; such Member in making this investment is relying, if at all, solely upon the advice of its own tax advisors with respect to the tax aspects of an investments in the Company.

(l)	Such Member further covenants and agrees that (i) its Company Interest will not be resold unless the provisions set forth in Article IX above are complied with, and (ii) such Member shall have no right to require registration of its Company Interest under the Securities Act or applicable state securities laws, and, in view of the nature of the Company and its business, such registration is neither contemplated nor likely.

(m)	Such Member understands that a legend indicating that the Company Interest has not been registered under applicable federal and state securities laws and referring to the restrictions on transferability and sale of the Company Interest may be placed on any certificate(s) or other document delivered to such Member or any substitute therefore and any transfer agent of the Company or its affiliates may be instructed to require compliance therewith.

(n)	Such Member confirms that such Member has been advised to consult with such Member’s own attorney regarding legal matters concerning the Company and to consult with independent tax advisors regarding the tax consequences of investing in the Company.

(o)	Such Member acknowledges that such Member understands the meaning and the legal consequences of the representations, warranties, covenants and certifications set forth in this Article IX and that the Company has relied and will rely upon such representations, warranties, covenants and certifications.

ARTICLE XI MISCELLANEOUS

Section 11.1. Notices. All notices, elections, demands or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered as properly given or made on the date of actual delivery if given by (a) personal delivery, (b) United States mail, (c) expedited overnight delivery service with proof of delivery, or (d) via facsimile with confirmation of delivery, addressed to the respective addressee(s). Any Member may change its address by giving notice in writing to the other Members of its new address.

Section 11.2. Amendment. Aside from the right of the Manager to amend this Agreement as provided herein, any other change, modification, or amendment to this Agreement shall be effective if made by an instrument in writing that has been duly approved by the Manager and a Majority Interest of the Members.

Section 11.3. Partition. Each of the Members hereby irrevocably waives for the term of the Company any right that such Member may have to maintain any action for partition with respect to the Company property.

Section 11.4. Entire Agreement. This Agreement and the other documents contemplated hereby represents the entire agreement of the parties and supersedes all prior written or oral agreements with respect to the subject matter hereof. The terms are contractual and not mere recitals. In entering into this Agreement, each party stipulates, warrants, and represents that it, he, or she has relied on the advice of its, his, or her own attorneys and financial advisors concerning the legal and tax consequences of the Agreement; that its, his, or her own attorneys have completely read and explained to it, him, or her the terms of the Agreement; that each is a sophisticated business person with experience negotiating these types of transactions; that no special relationship of influence or trust existed among the parties prior to the entry into this Agreement that caused it, him, or her to enter this Agreement; that each fully understands and voluntarily accepts the terms of the Agreement without any duress or undue persuasion put upon it, him, or her by the other or any other person, specifically including, but not limited to, counsel or accountants for either party; and that no representations, promises, or statements outside the four corners of this Agreement by the opposite party, nor any agent, employee, attorney, accountant, or other representative of the opposite party has influenced it, him, or her into entering this Agreement. Each party has had access to counsel and an opportunity to read, review, and revise this Agreement. The terms of this Agreement are the result of the joint efforts of the parties and each of the same’s counsel. Therefore, the parties agree that this Agreement, and any given provision of it, should not be construed against either party. Each of the parties hereto recognize and stipulate that this provision is binding as a matter of law and fact and shall preclude said party from asserting that it was wrongfully induced to enter into this Agreement by any representation, promise, or agreement, or statement of a past or existing fact, which is not found within the four corners of this Agreement.

Section 11.5. Severability. Every provision in this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

Section 11.6. No Waiver. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of such Member’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

Section 11.7. Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the internal laws of the State of Delaware, without regard to rules or principles of conflicts of law requiring the application of the law of another State.

Section 11.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Member may Transfer all or any part of its rights or Company Interest or any interest under this Agreement except in accordance with Article IX.

Section 11.9. Arbitration. Any dispute arising out of or relating to this Agreement, or the Company, including claims sounding in contract, tort, statutory or otherwise (a “Dispute”), shall be settled exclusively and finally by arbitration in accordance with this Section 11.9.

(a)	Rules and Procedures. Such arbitration shall be administered by JAMS/Endispute, Inc., a Delaware corporation and national dispute resolution company (“JAMS”), pursuant to (i) the JAMS Streamlined Arbitration Rules and Procedures, if the amount in controversy is $250,000 or less, or (ii) the JAMS Comprehensive Arbitration Rules and Procedures, if the amount in controversy exceeds $250,000 (each, as applicable, the “Rules”). The making, validity, construction, and interpretation of this Section 11.9, and all procedural aspects of the arbitration conducted pursuant hereto, shall be decided by the arbitrator(s). For purposes of this Section 11.9, “amount in controversy” means the stated amount of the claim, not including interest or attorneys’ fees, plus the stated amount of any counterclaim, not including interest or attorneys’ fees. If the claim or counterclaim seeks a form of relief other than damages, such as injunctive or declaratory relief, it shall be treated as if the amount in controversy exceeds $250,000, unless all parties to the Dispute otherwise agree.

(b)	Discovery. Discovery shall be allowed only to the extent permitted by the Rules.

(c)

Time and Place. All arbitration proceedings hereunder shall be conducted in Dallas, Texas or such other location as all parties to the Dispute may agree. Unless good cause is shown or all parties to the Dispute otherwise agree, the hearing on the merits shall be conducted within 180 days of the initiation of the arbitration, if the arbitration is being conducted under the Streamlined Arbitration

Rules, or within 270 days of the initiation of the arbitration, if the arbitration is being conducted under the Comprehensive Arbitration Rules. However, it shall not be a basis to challenge the outcome or result of the arbitration proceeding that it was not conducted within the specified timeframe, nor shall the failure to conduct the hearing within the specified timeframe in any way waive the right to arbitration as provided for herein.

(d)	Arbitrators.

(i)	If the amount in controversy is $250,000 or less, the arbitration shall be before a single arbitrator selected by JAMS in accordance with the Rules.

(ii)	If the amount in controversy is more than $250,000, the arbitration shall be before a panel of three arbitrators, selected in accordance with this paragraph. The party initiating the arbitration shall designate, with its initial filing, its choice of arbitrator. Within 30 days of the notice of initiation of the arbitration procedure, the opposing party to the Dispute shall select one arbitrator. If any party to the Dispute shall fail to select an arbitrator within the required time, JAMS shall appoint an arbitrator for that party. In the event that the Dispute involves three or more parties, JAMS shall determine the parties’ alignment pursuant to Rule 15 and each “side” shall have the right to appoint one arbitrator as provided above. The two arbitrators so selected shall select a third arbitrator, failing agreement on which, the third arbitrator shall be selected in accordance with JAMS Rule 15. Notwithstanding that each party may select an arbitrator, all arbitrators (whether selected by the parties, JAMS or otherwise) shall be independent and shall disclose any relationship that he or she may have with any party to the Dispute at the time of their respective appointment. All arbitrators shall be subject to challenge for cause under JAMS Rule 15. In the event that any party-selected arbitrator is struck for cause, JAMS shall appoint the replacement arbitrator.

(e)	Waiver of Certain Damages. Notwithstanding any other provision in this Agreement to the contrary, the Company and the Members expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Delaware law, or any other laws, or under the Federal Arbitration Act or the Rules, unless such damages are a part of a third party claim for which a Member is entitled to indemnification hereunder.

(f)	Limitations on Arbitrators. The arbitrators shall have authority to interpret and apply the terms and conditions of this Agreement and to order any remedy allowed by this Agreement, including specific performance of the Agreement, but may not change any term or condition of this Agreement, deprive any Member of a remedy expressly provided hereunder, or provide any right or remedy that has been excluded hereunder.

(g)	Form of Award. The arbitration award shall conform with the Rules, but also contain a certification by the arbitrators that, except as permitted by Section 11.9(e), the award does not include any consequential, incidental, special, treble, exemplary or punitive damages.

(h)	Fees and Awards. The fees and expenses of the arbitrator(s) shall be borne equally by each side to the Dispute, but the decision of the arbitrator(s) may include such award of the arbitrators’ expenses and of other costs to the prevailing side as the arbitrators may determine. In addition, the prevailing party shall be entitled to an award of its attorneys’ fees and interest.

(i)	Binding Nature. The decision and award shall be binding upon all of the parties to the Dispute and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party to the Dispute as a final judgment of such court.

Section 11.10. Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages or signature pages delivered by electronic transmission in portable document format (pdf), all of which taken together shall constitute one and the same instrument. This Agreement to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such instrument, each other party shall re-execute original forms thereof and deliver them to all of the parties. No party hereto or to any such instrument shall raise the use of a facsimile machine or electronic transmission in portable document format (pdf) to deliver a signature or the fact that any signature or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in portable document format (pdf) as a defense to the formation of a contract and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Provided further, notwithstanding any provision contained herein to the contrary and regardless of whether an Employee has executed this Agreement, if NewCo requests that any Employee who is employed by NewCo or one of its affiliates on the Effective Date enter into an employment agreement and such Employee refuses to do so within thirty (30) days after the Effective Date, then all Company Interests awarded to such Employee shall become null and void and of no force and effect and may be reallocated by the Manager.

[Signature Pages Attached]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

PARSLEY ENERGY EMPLOYEE HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Bryan Sheffield
Bryan Sheffield, Sole Manager

MEMBERS:

/s/ Matt Gallagher
Matt Gallagher, Individually

/s/ Michael Hinson
Michael Hinson, Individually

/s/ Ryan Dalton
Ryan Dalton, Individually

/s/ Paul Treadwell
Paul Treadwell, Individually

/s/ Colin Roberts
Colin Roberts, Individually

PARSLEY ENERGY OPERATIONS II, LLC, a Delaware limited liability company

By:	/s/ Bryan Sheffield
Bryan Sheffield, President

Amended and Restated Limited Liability Company Agreement of Parsley Energy Employee Holdings, LLC

/s/ Kristin McClure
Kristin McClure, Individually

Amended and Restated Limited Liability Company Agreement of Parsley Energy Employee Holdings, LLC

/s/ Bradley Smith
Bradley Smith, Individually

Amended and Restated Limited Liability Company Agreement of Parsley Energy Employee Holdings, LLC

/s/ Kara Wood
Kara Wood, Individually

Amended and Restated Limited Liability Company Agreement of Parsley Energy Employee Holdings, LLC

/s/ Stephanie Reed
Stephanie Reed, Individually

Amended and Restated Limited Liability Company Agreement of Parsley Energy Employee Holdings, LLC

/s/ Landon Martin
Landon Martin, Individually

Amended and Restated Limited Liability Company Agreement of Parsley Energy Employee Holdings, LLC